Exhibit 21

SUBSIDIARIES OF DAVE & BUSTER’S, INC.

1.	Dave & Buster’s of Illinois, Inc., an Illinois corporation

2.	Dave & Buster’s of Georgia, Inc., a Georgia corporation

3.	Dave & Buster’s of Pennsylvania, Inc., a Pennsylvania corporation

4.	DANB Texas, Inc., a Texas corporation

5.	Dave & Buster’s of Maryland, Inc., a Maryland corporation

6.	Dave & Buster’s of California, Inc., a California corporation

7.	Dave & Buster’s of Colorado, Inc., a Colorado corporation

8.	Dave & Buster’s of New York, Inc., a New York corporation

9.	Dave & Buster’s of Florida, Inc., a Florida corporation

10.	Dave & Buster’s of Pittsburgh, Inc., a Pennsylvania corporation

11.	Dave & Buster’s of Hawaii, Inc., a Hawaii corporation

12.	D&B Leasing, Inc., a Texas corporation

13.	Dave & Buster’s I, L.P., a Texas limited partnership

14.	D&B Realty Holding, Inc., a Missouri corporation

15.	Tango Acquisition, Inc., a Delaware corporation

16.	Dave & Buster’s Management Corporation, a Delaware corporation

17.	6131646 Canada Inc., a Canadian corporation

18.	Tango of North Carolina, Inc., a Delaware corporation

19.	Tango of Tennessee, Inc., a Delaware corporation

20.	Tango of Arizona, Inc., a Delaware corporation

21.	Tango of Minnesota, Inc., a Delaware corporation

22.	Tango of Franklin, Inc., a Delaware corporation

23.	Tango of Farmingdale, Inc., a Delaware corporation

24.	Tango of Houston, Inc., a Delaware corporation

25.	Tango of Westbury, Inc., a Delaware corporation

26.	Tango of Arundel, Inc., a Delaware corporation

27.	Tango Entertainment Management Corporation, a Delaware corporation

28.	Tango License Corporation, a Delaware corporation

29.	Tango of Sugerloaf, Inc., a Delaware corporation